Exhibit 10.1

SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of May 9, 2019, is made by and between DOMINION GENERATION, INC., a Virginia corporation (“Seller”), and FUELCELL ENERGY FINANCE, LLC, a Delaware limited liability company (“Buyer”).  Seller and Buyer each may be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Seller and Buyer are parties to that certain Membership Interest Purchase Agreement, dated as of October 31, 2018, as amended by that certain Amendment to Membership Interest Purchase Agreement, dated as of January 15, 2019, (the “Purchase Agreement”), pursuant to which Buyer agreed to purchase from Seller all of the issued and outstanding membership and other equity interests of any kind of Dominion Bridgeport Fuel Cell, LLC, a Virginia limited liability company (the “Project Company”), subject to the terms, conditions and provisions of the Purchase Agreement; and

WHEREAS, the Parties have agreed to amend the Purchase Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Defined Terms.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2.Amendments.  The Purchase Agreement is hereby amended as follows:

(a)Section 1.1 of the Purchase Agreement is amended to include the following defined term:

“Transition Services” has the meaning specified in Section 6.12.

(b)Section 2.2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.2Purchase Price.  The total consideration (“Purchase Price”) to be paid by Buyer to Seller in consideration of the delivery by Seller of the Membership Interests shall be an amount equal to: (a) Thirty-Five Million Four Hundred Thousand Dollars ($35,400,000.00), plus (b) Forty-Eight Thousand Six Hundred Twelve Dollars and Sixty-Three Cents ($48,612.63), which represents the cash collateral that has been posted by the Project Company with ISO-NE, plus (c) Ten Thousand Dollars ($10,000.00), which represents the membership fees that have been paid by the Project Company to ISO-NE, minus (d) the amount by which the Working Capital is less than One Million Dollars ($1,000,000.00) (the “Target Working Capital”) or plus (e) the amount by which the Working Capital is greater than the Target Working Capital.  The Purchase Price

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constitutes the full consideration payable by Buyer under this Agreement in order to acquire the Membership Interests.  The Purchase Price shall be due and payable in full at Closing as set forth in Section 2.3.

(c)The first clause of Section 2.3(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(a)    Seller Pre-Closing Deliverables.  Prior to the Closing, Seller shall prepare and deliver to Buyer:

(d)Section 3.3(d) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(d) a certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller, certifying that attached thereto is: (i) a true, accurate and complete copy of the certificate issued by the Clerk of the Virginia State Corporation Commission dated as of a recent date prior to the Closing Date and certifying that Seller is validly existing and in good standing under the laws of the Commonwealth of Virginia, and (ii) the incumbency of Seller’s officers that executed the Agreement, any other agreement delivered on the Closing Date, and any certificate delivered in connection with the Closing;

(e)The first sentence of Section 6.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Prior to the Closing, Seller may deliver to Buyer a supplement to the Disclosure Schedules set forth in Article IV containing changes to such schedules required to reflect events since, or facts discovered by, Seller after the date hereof, in either case the absence of which would cause any of Seller’s representations and warranties contained in this Agreement not to be true and correct (a “Disclosure Schedule Update”).

(f)The last sentence of Section 6.7 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

The Parties agree that any payments due by Project Company (or any of its Affiliates) to FCE and any Performance Guarantee due by FCE to Project Company (or any of its Affiliates) under the Services Agreement are hereby waived.

(g)Section 6.12 shall be added to the Purchase Agreement to provide as follows:

Section 6.12Transition Services.  From the Closing until the earlier of (i) termination by the Company by written notice to Seller or (ii) May 17, 2019, Seller shall cause its Affiliates to use commercially reasonable efforts to provide or cause to be provided the services described on Exhibit D attached hereto (in substantially the same quality and manner as the same or comparable services have been provided during the preceding ninety (90) day period) (collectively, the “Transition Services”).

(h)Section 6.13 shall be added to the Purchase Agreement to provide as follows:

Section 6.13Post-Closing Delivery.  No later than five (5) Business Days after the Closing, Seller shall deliver to Buyer a true, accurate and complete copy of the Articles of Incorporation of Seller, as in effect on the Closing Date.

(i)Section 7.2(a) of the Purchase Agreement is hereby amended to add the following subsection (iv):

(iv)the provision of the Transition Services.

(j)The Purchase Agreement is hereby amended to add Exhibit D (which is attached hereto).

3.Working Capital.  Notwithstanding Seller’s delivery of the Pre-Closing Statement or anything in the Agreement to the contrary, on the Closing Date, the Estimated Working Capital shall be deemed to be the Target Working Capital. Notwithstanding the foregoing, for the avoidance of doubt, the determination of whether any Party has a payment obligation to the other Party under Section 3.6 (c) shall be based upon the determination of Final Working Capital in accordance with Sections 3.6 (a) and (b).

4.Replacement Assurances.  Notwithstanding anything to the contrary in the Agreement, Buyer agrees that it shall provide Seller an irrevocable standby letter of credit in the amount of $1,781,037.00 within one (1) Business Day after the date hereof.  Buyer agrees that within ten (10) Business Days after the Closing Date it shall cause (i) the termination of that certain Guaranty dated November 26, 2013, by Dominion Resources, Inc. for the benefit of The Connecticut Light and Power Company with regards to the Standard Electricity Purchase Agreement by and between The Connecticut Light and Power Company and Bridgeport Fuel Cell Park, LLC dated July 10, 2009, as amended on December 10, 2012 and on November 19, 2013, and (ii) Seller and its Affiliates to be released from and Losses or Expenses related thereto.

5.Reference to and Effect on the Purchase Agreement.  Except as set forth in this Amendment, the Purchase Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect according to its terms.

6.Governing Law.  This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the Laws of another jurisdiction.

7.Counterparts.  This Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or portable document format (“pdf”) shall be as effective as delivery of a manually executed counterpart of this Amendment.

8.Section Headings.  The Section headings herein are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Parties hereto as of and on the date first above written.

SELLER:
DOMINION GENERATION, INC.

By:	/s/ Keith Windle
Name:	Keith Windle
Title:	Vice President – Business Development & Merchant Operations

Signature Page to Second Amendment to Membership Interest Purchase Agreement

BUYER:
FUELCELL ENERGY FINANCE, LLC
By:	/s/ Michael S. Bishop
Name:	Michael S. Bishop
Title:	Sr. Vice President, Chief Financial Officer, FuelCell Energy, Inc., Sole Member

Signature Page to Second Amendment to Membership Interest Purchase Agreement

Exhibit D

Transition Services

1.

Submit to ISO-NE unit offers as a “must-run” non-dispatchable unit in the day-ahead energy market implemented by ISO-NE in accordance with the unit-specific daily instructions provided to Seller or its Affiliate by Company; provided, however, (i) such Service shall not include any advice from Seller or its Affiliate regarding the strategy for such offers and (ii) Company must provide expected generation for each hour of the day for such offers to Seller or its Affiliate no later than two hours prior to the offer deadline of ISO-NE, with such instructions including fuel prices, unit capabilities, heat input and load profiles, operating costs and emissions targets.

2.

Facilitate communication of outage information to ISO-NE; provided, however, that any such request must be delivered by Company to Seller or its Affiliate, and then delivered by Seller or its Affiliate to ISO-NE.

3.

Submit to ISO-NE unit offers for any forward market for capacity auctions conducted by ISO-NE if Seller or its Affiliate is directed to do so by Company; provided, however, (i) such Service shall not include any advice from Seller or its Affiliate regarding the strategy for such offers and (ii) Company must provide bid instructions for such offers to Seller or its Affiliate no later than three Business Days prior to the offer deadline of ISO-NE.